EXHIBIT 10.3

EMPLOYMENT AGREEMENT

Employment Agreement, between GreenPlex Services, Inc, a corporation domiciled in the state of Nevada (the "Company"), and James Jefferson, an individual (the "Employee").

     1.

For good consideration, the Company employs the Employee on the following terms and conditions.

     2.

Term of Employment.  Subject to the provisions for termination set forth below, this agreement will begin on September 15th, 2009.

     3.

Salary.  The Company shall pay Employee a salary of $36,000 per year, for the services of the Employee, payable on the first (1 st day) and fifteenth (15th Day) of each month.

     4.

Duties and Position.  The Company hires the Employee in the capacity of General Manager.  The Employee's duties may be reasonably modified at the Company's discretion from time to time.

     5.

Employee to Devote Full Time to Company.  The Employee will devote full time, attention, and energies to the business of the Company, and, during this employment, will not engage in any other competitive business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage.  Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

     6.

Reimbursement of Expenses.  The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items.  The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

     7.

Vacation.  The Employee shall be entitled to a yearly vacation of two (2) weeks at full pay, after a total employment of 6 months.

     8.

Disability.  In Employee cannot perform the duties because of illness or incapacity for a period of more than 8 weeks, the compensation otherwise due during said illness or incapacity will be reduced by fifty (50) percent.  The Employee's full compensation will be reinstated upon return to work.  However, if the Employee is absent from work for any reason for a continuous period of over three (3) months, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

    9.       Termination of Agreement.  The Company shall have the right to terminate the Employee for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment only upon the Employee's:

                  (i) conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business or reputation of the Company; or

                  (ii) willful and continued failure to perform her duties hereunder (other than such failure resulting from the Employee's incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Employee for Good Reason) within 14n business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed.

Without cause, the Company may terminate this agreement at any time upon 14 days written notice to the Employee.  If the Company requests, the Employee will continue to perform his duties and may be paid his regular salary up to the date of termination.  In addition, the Company will pay the Employee on the date of the termination a severance allowance of $3,000 less taxes and social security required to be withheld.  Without cause, the Employee may terminate employment upon 14 days written notice to the Company.  Employee may be required to perform his duties and will be paid the regular salary to date of termination but shall not receive severance allowance.  Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 14 days notice to the Employee should any of the following events occur:

a)

The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

b)  The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or

c)   The Company's decision to terminate its business and liquidate its assets; or

d)   The merger or consolidation of the Company with another Company; or

e)   Bankruptcy or chapter 11 reorganization.

    10.

Death Benefit.  Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

    11.      Assistance in Litigation.  Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

    12.      Effect or Prior Agreements.  This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

    13.      Settlement by Arbitration.  Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court with jurisdiction.

14.

Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Employee:

         James Jefferson

         1507 E. 9 th Str.

         Spokane, WA 99202

         If to the Company:

         GreenPlex Services, Inc.

         10183 N. Aero Dr. Suite 2

         Hayden, Idaho 83835

         Attention: Kyle W. Carlson

    14.      Limited Effect of Waiver by Company.  Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

    15.     Severability.  If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect.  If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

    16.      Assumption of Agreement by Company's Successors and Assignees.  The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

    17.     Oral Modifications Not Binding.  This instrument is the entire agreement of the

Company and the Employee.  Oral changes have no effect.  It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change,

modification, extension, or discharge is sought.

Signed this 15th day of September 2009.

GreenPlex Services, Inc.

Employee

/s/ Kyle W. Carlson

/s/ James Jefferson

Kyle W. Carlson, President

James Jefferson